SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Evanston Alternative Opportunities Fund

Address of Principal Business Office:

1560 Sherman Avenue
Suite 960
Evanston, Illinois 60201

Telephone Number:  847-328-4961

Name and address of agent for service of process:

Scott Zimmerman
Evanston Alternative Opportunities Fund
1560 Sherman Avenue
Suite 960
Evanston, Illinois 60201

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Evanston and the State of Illinois on the 22nd of October, 2013.

EVANSTON ALTERNATIVE OPPORTUNITIES FUND

By:	/s/ Scott Zimmerman
Scott Zimmerman
Initial Trustee

Attest:	/s/ Melanie Lorenzo
Melanie Lorenzo
Associate General Counsel & Chief Compliance Officer of
Evanston Capital Management, LLC